Exhibit 10.1
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Second Amended and Restated Employment Agreement (the “Restated Agreement”) is made and entered into in Chelmsford, Massachusetts by and between Brooks Automation, Inc., a Delaware corporation (the “Company”) and Edward C. Grady (the “Executive”), as of October 18, 2006.
RECITALS
     1. The Company and Executive entered into an Employment Agreement on January 31, 2003, effective February 3, 2003 and amended and restated that Employment Agreement, effective June 1, 2004 (the “Original Employment Agreement”).
     2. The Company desires to continue to employ the Executive as Chief Executive Officer of the Company until September 30, 2007 upon the terms and conditions set forth herein.
     3. The Company and Executive desire to further amend and restate the Original Employment Agreement, with the changes set forth herein to take effect as of September 1, 2006 (the “Effective Date”), to reflect a change of compensation as of the Effective Date and to reflect certain additional benefits and obligations of the Company and Executive.
     4. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, Executive desires to continue to be employed by the Company and to agree with the Company as further provided herein.
     For and in consideration of the mutual promises, terms, provisions and conditions contained in this Restated Agreement, the parties hereby agree as follows:
1. Duties.
     1.1. Title. The Company shall continue to employ Executive as the President and Chief Executive Officer of the Company (the “Chief Executive Officer”). The Executive will continue in his role as President while he serves as Chief Executive Officer until the Executive and the Board mutually agree to any change in title. The Executive shall continue to report to the Board of Directors of the Company (the “Board of Directors”). Executive shall have general management and control of the business, affairs and property of the Company and its direct and indirect subsidiaries and shall perform the duties of such office as are provided for in the bylaws of the Company subject to the general supervision and direction of the Board of Directors.
     1.2. Board of Directors. Executive shall continue to serve as a member of the Board of Directors and shall be considered for re-nomination each year of the Employment Term (as defined below) by the Company’s Nominating & Governance Committee.

2. Term. Subject to Section 7 and the termination provisions contained therein, the term of the Executive’s employment under this Restated Agreement shall end on September 30, 2007 (the “Employment Term”). The following positions shall report directly to the Executive: President/COO Semiconductor Products Group, Senior Vice President/Chief Financial Officer, President/COO of Software Division, Senior Vice President of Human Resources, Senior Vice President/General Counsel and any position necessary to fulfill the duties of the President or Chief Executive Officer.
3. Other Activities. Subject to the terms and conditions of the Non-Competition and Proprietary Information Agreement executed by the Executive in connection with the Original Employment Agreement, Executive may serve on corporate, civic, charitable boards or committees, fulfill speaking engagements, teach at educational institutions or manage personal investments; provided that such activities do not individually or in the aggregate interfere or conflict with the performance of his duties or obligations under this Restated Agreement.
4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company’s interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3 hereof, Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.
5. Consulting Agreement. Following the expiration (but not earlier termination) of the Employment Term, the Company agrees that it shall retain the Executive as a consultant for a period of four (4) years (the “Consulting Term”), and the Company and Executive shall enter into the Consulting Agreement attached hereto as Exhibit A.
6. Compensation and Benefits.
     6.1. Base Salary. As consideration for Executive’s services performed during the Employment Term, the Company agrees to pay Executive a base salary of $600,000 per year (the “Base Salary”) payable in accordance with the normal payroll practices of the Company for its executives and subject to federal and state tax withholding. The Base Salary shall be reviewed annually by the compensation committee of the Board of Directors (the “Compensation Committee”) and adjusted as determined by the Compensation Committee (the Base Salary as adjusted from time to time shall be referred to as the “Current Base Salary”).
     6.2. Annual Management Bonus. Executive shall be eligible to receive cash bonuses each year from the Company determined by the Compensation Committee in accordance with bonus programs developed and implemented from time to time by the Compensation Committee (the “Annual Management Bonus”). The Annual Management Bonus shall be reviewed at least annually by the Compensation Committee. Any such Annual Management Bonuses paid to Executive shall be in addition to the Current Base Salary.
     6.3. Option Grants/Restricted Stock. Pursuant to previous action by the Compensation Committee, upon the execution and delivery of this Agreement, the Company will grant to the Executive 100,000 restricted shares of common stock (the “Restricted Stock”) that will vest on

September 30, 2007, subject to the terms and conditions as set forth in the governing restricted stock agreement.
     6.4. Sign-on Bonus. The Executive received a bonus payment of $300,000 on January 1, 2005.
     6.5. Benefits. During the Employment Term, Executive shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan, Deferred Compensation Plan and the Company’s welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives.
     6.6. Business Expenses. Executive shall be entitled to receive prompt reimbursement during the Employment Term for all reasonable employment-related expenses incurred or paid by him in the performance of his services, subject to reasonable substantiation and documentation.
     6.7. Corporate Opportunities. Executive agrees that he will first present to the Board of Directors, for acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in providing or furnishing equipment, systems, components, products, software or services to customers in industries that the Company serves (including, without limitation, the semiconductor and flat panel display industries) which comes to his attention and in which he, or any affiliate, might desire to participate. If the Board of Directors rejects the same or fails to act thereon in a reasonable time, Executive shall be free to invest in, participate or present such opportunity to any other person or entity, subject to the other terms of this Restated Agreement.
7. Termination Events.
     7.1. Death; Disability; Expiration of Employment Term. This Restated Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Restated Agreement, upon (i) the death of Executive, (ii) the expiration of the Employment Term or (iii) any disability of the Executive that prevents the Executive from devoting to the business of the Company his best efforts, skill and attention, for a period of 180 consecutive days and which qualifies the Executive for benefits under the Company’s long term disability benefits as determined by its insurer.
     7.2. Termination by the Company. At the election of the Company, this Restated Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Restated Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Restated Agreement and delivery of written notice in accordance with Sections 7, 8 and 14 or (ii) the termination of Executive by the Company without Cause (other than by reason of disability) upon delivery of written notice in accordance with Sections 7, 8 and 14.

          7.2.1. Cause. For purposes of this Restated Agreement, “Cause” shall include, without limitation, the occurrence of any of the following events during the Employment Term of this Restated Agreement:
(i) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony;
(ii) Fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information;
(iii) material misrepresentation in connection with the Executive’s application for employment with the Company;
(iv) conduct by the Executive constituting an act of moral turpitude, or acts of physical violence while on duty;
(v) the Executive’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Executive’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company;
(vi) any act of gross negligence, gross corporate waste or disloyalty by the Executive to the Company or the commission of any intentional tort by the Executive against the Company; or
(vii) material breach of this Restated Agreement by the Executive.
     7.3. Termination by Executive. At the election of the Executive, this Restated Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Restated Agreement, upon the earliest to occur of the following: (i) the Executive’s resignation for Good Reason (as defined below); provided that Executive shall have first provided the Company with written notice in accordance with Section 14 of the occurrence of such action he believes constitutes Good Reason and the Company shall have failed to remedy such action within thirty (30) days of its receipt of such notice; or (ii) the Executive’s resignation without Good Reason upon delivery of written notice in accordance with Section 14.
          7.3.1. Good Reason. “Good Reason” shall mean the Company has taken action that serves to materially, adversely change Executive’s status by a reduction in title or a material reduction in his duties without Executive’s consent. Following a Change of Control, “Good Reason” for termination by the Executive shall exist if the acquirer does not agree in writing to assume the Company’s obligations hereunder.
     7.4. Termination Date. The term “Termination Date” shall mean the earlier of (i) the expiration of the Employment Term or (ii) if the date Executive’s services are terminated (A) by his death, then the date of his death, or (B) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.
8. Effect of Termination.
     8.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to Executive’s death or disability, all of the obligations under Sections 1 through 6 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;
(ii) the prorata portion of Executive’s then current Current Base Salary for the remaining balance of the Employment Term;
(iii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 6.2;
(iv) an amount equal to the value of Executive’s vacation accrued as of the Termination Date; and
(v) notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, (a) all shares of restricted stock then held by the Executive shall immediately vest and (b) all stock options then held by the Executive shall continue to vest in accordance with the vesting schedule therein and remain exercisable for the remaining option term without regard to any continued employment or other relationship with the Company (with the exception of a termination of the Consulting Term by the Company for cause (as defined in the Consulting Agreement)).
     8.2. Termination by the Company.
          8.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 6 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to the Executive without further recourse or liability to the Company:
(i) an amount equal to the sum of Executive’s Current Base Salary earned through the Termination Date; and
(ii) an amount equal to the value of Executive’s vacation accrued as of the Termination Date.

          8.2.2. Termination By the Company Without Cause. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated by Company for any reason, except as set forth in Sections 7.1 and 7.2(i), at any time prior to the expiration of the Employment Term, then all of the obligations under Sections 1 through 4 and 6 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;
(ii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 6.2;
(iii) an amount equal to the value of Executive’s vacation accrued as of the Termination Date;
(iv) provided the Executive is in then compliance with and has complied with the Amended and Restated Non-Competition and Proprietary Information Agreement, one (1) year’s Current Base Salary as severance paid in bi-weekly payments for one (1) year (the “Initial Salary Continuation Period”);
(v) provided the Executive is then in compliance with and has complied with the Amended and Restated Non-Competition and Proprietary Information Agreement, if the Executive has not found a full time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, in each case subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith on the 15th of each month following the expiration of the Initial Salary Continuation Period, provided that any payments pursuant to this Section 8.2.2(v) shall be offset by income earned from consulting fees with the Company, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity; and
(vi) notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, (a) all shares of restricted stock then held by the Executive shall immediately vest and (b) all stock options then held by the Executive shall continue to vest in accordance with the vesting schedule therein and remain exercisable for the remaining option term without regard to any continued employment or other relationship with the

Company (with the exception of a termination of the Consulting Term by the Company for cause (as defined in the Consulting Agreement)).
     8.3. Termination by Executive
          8.3.1. Termination by Executive Without Good Reason. It is expressly acknowledged and agreed that if Executive resigns without Good Reason, then all of the obligations under Sections 1 through 4 and 6 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date; and
(ii) an amount equal to the value of Executive’s accrued vacation pay.
          8.3.2. Termination by Executive For Good Reason. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated because the Executive resigns for Good Reason at any time prior to the expiration of Employment Term, then all of the obligations under Sections 1 through 4 and 6 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;
(ii) an amount equal to the prorata Annual Management Bonus for the completed portion of the current annual pay period where the total Annual Management Bonus is determined in accordance with Section 6.2;
(iii) an amount equal to the value of Executive’s vacation accrued as of the Termination Date;
(iv) provided the Executive is then in compliance with and has complied with the Amended and Restated Non-Competition and Proprietary Information Agreement, one (1) year’s Current Base Salary as severance paid in bi-weekly payments for the Initial Salary Continuation Period; a
(v) provided the Executive is then in compliance with and has complied with the Amended and Restated Non-Competition and Proprietary Information Agreement, if the Executive has not found a full time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment on a month-to-month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, in each case subject only to the Executive’s obligation to inform the Company’s Human Resources

Department that Executive’s search for replacement employment is ongoing and continuing in good faith on the 15th of each month following the expiration of the Initial Salary Continuation Period, provided that any payments pursuant to this Section 8.3.2(v) shall be offset by income earned from consulting fees with the Company, by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity; and
(vi) notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, (a) all shares of restricted stock then held by the Executive shall immediately vest and (b) all stock options then held by the Executive shall continue to vest in accordance with the vesting schedule therein and remain exercisable for the remaining option term without regard to any continued employment or other relationship with the Company (with the exception of a termination of the Consulting Term by the Company for cause (as defined in the Consulting Agreement)).
     8.4. Termination Upon Expiration of the Term. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to the expiration of the Employment Term, all of the obligations under Sections 1 through 4 and 6 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;
(ii) the bonus earned by the Executive in respect of the Company’s results of operations for the fiscal year ended September 30, 2007 (payable in the ordinary course of business when other annual bonuses are payable);
(iii) an amount equal to the value of Executive’s vacation accrued as of the Termination Date; and
(iv) notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, (a) all shares of restricted stock then held by the Executive shall immediately vest and (b) all stock options then held by the Executive shall continue to vest in accordance with the vesting schedule therein and remain exercisable for the remaining option term without regard to any continued employment or other relationship with the Company (with the exception of a termination of the Consulting Term by the Company for cause (as defined in the Consulting Agreement)).
     8.5. 280G. In the event that the Executive shall become entitled to payment and/or benefits provided by this Restated Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Restated Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the “Excise Tax”) the Executive shall be solely responsible for the payment in full of any such Excise Tax; and the Company shall withhold any federal or state taxes as required by applicable law.
9. Noncompetition Agreement. The Executive has execute the Amended and Restated Non-Competition and Proprietary Information Agreement attached as Exhibit A to the Original Employment Agreement.
10. Assignment. Neither the Company nor Executive may make any assignment of this Restated Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Restated Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Restated Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.
11. Indemnification. The Executive has execute and delivered the Amended and Restated Indemnification Agreement attached as Exhibit B to the Original Employment Agreement.
12. Waiver. The waiver by any party hereto of a breach of any provision of this Restated Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
13. Severability. The parties agree that each provision contained in this Restated Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Restated Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
14. Notices. Any notice or other communication in connection with this Restated Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:
     If to Executive, to him at the following address:
Edward C. Grady
124 2nd St., Apt. #3
Los Altos, CA 94022
     If to the Company, to it at the following address:

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel
     or to such other person or address as to which either party may notify the other in accordance with this Section 14.
15. Medical and Dental Benefits. The Company its successors or assignees shall pay the cost of the Executive’s participation (and that of his spouse through the Executive) in the Company’s group medical and dental insurance plans following the Termination Date until the provisions for continued coverage under COBRA expire, provided that the Executive makes any election required under COBRA and is entitled to continue such participation under applicable law and plan terms, and provided, further, that the Consultant has not been offered participation in medical or dental insurance plans of a subsequent employer. During the four years following the Termination Date and after the expiration of the Executive’s continued coverage under COBRA (such time, the “Expiration of Coverage”), if the Company its successors or assignees is then not permitted under the terms of its group medical and dental plans to offer continued coverage to the Executive and the Executive has not been offered participation in medical or dental insurance plans of a subsequent employer, the Company its successors or assignees shall procure on behalf of the Executive for the remainder of such four-year period health and dental insurance coverage comparable to that offered at the Expiration of Coverage up to the amount the Company paid for COBRA coverage on behalf of the Executive at the Expiration of Coverage.
16. Relocation. The Company shall reimburse the Executive (a) to the extent the bona fide sales price for Executive’s condominium located at 78 Forest Ridge Road, Unit 200, Concord, MA 01742 (the “Condominium”) is less than the sum of the Executive’s cost and all capital improvements made to the Condominium and (b) for all selling expenses incurred in connection therewith (including without limitation broker commissions and legal expenses), provided (x) the sale occurs during the Employment Term or within six months following the expiration of the Employment Term, and (y) the Executive provides the Company with supporting documentation for the purchase cost, additional capital additions sold with the property and the sale documents supporting the claim for reimbursement hereunder. In addition, the Company will pay to the Executive an additional amount in cash which, after reduction for all federal, state and local taxes, is sufficient to pay any and all federal, state and local taxes imposed on the Executive with respect to the receipt of such reimbursement by the Executive.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

/s/ Edward C. Grady
Edward C. Grady

BROOKS AUTOMATION, INC.
By:	/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

[Signature Page To Employment Agreement]

EXHIBIT A
CONSULTING AGREEMENT
     CONSULTING AGREEMENT, effective as of ______, 200_, by and between BROOKS AUTOMATION, INC., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 (the “Company”) EDWARD C. GRADY, of 124 2nd Street, Apt #3, Los Altos, CA 94022
WITNESSETH:
     WHEREAS, Consultant has been employed by the Company pursuant to a Second Amended and Restated Employment Agreement, effective September 1, 2006 (the “Employment Agreement”);
     WHEREAS, the Consultant and Company have executed an Indemnification Agreement (the “Indemnification Agreement”)’
     WHEREAS, the Consultant and Company have executed an Executive Invention, Nondisclosure, Noncompetition and Nonsolicitation Agreement (the “Noncompetition Agreement”);
     WHEREAS, the Employment Agreement provides that the parties would enter into a Consulting Agreement in certain circumstances in connection with the Employment Agreement; and
     WHEREAS, the Company and Consultant desire to enter into a Consulting Agreement (the “Consulting Agreement”) on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein it is hereby agreed by and between the Company and Consultant as follows:
1. Consulting Term. The term of this Consulting Agreement shall be four years, unless earlier terminated in accordance herewith, commencing                           , 200   the “Effective Date”) and ending                           , 20     (the “Term”).
2. Consulting Responsibilities. Consultant shall, if and to the extent requested by the Company’s Board of Directors, provide the Company’s Board of Directors and Chief Executive Officer with advice on strategic planning issues and assist them with the transitioning of management to a new executive team. Consultant shall be available for up to one hundred (100) hours per quarter to provide such consulting services as may be reasonably requested by the Board. If the Board does not request such services in any particular quarter, then the hours not utilized by the Company shall not carry over into any subsequent quarters. Consultant shall be permitted to perform the duties under this Section 2 in the geographic location of his choice. Consultant shall be considered for nomination to the Company’s Board of Directors each year of the Term (as defined below) by the Company’s Nominating and Governance Committee.
3. Remuneration.
     (a) Fees. In consideration of Consultant entering into this Consulting Agreement, and of his agreeing to furnish services as Consultant hereunder, the Company shall pay to

Consultant an annual fee of One Hundred Thousand Dollars ($100,000). The annual fee shall be paid in monthly installments in accordance with the Company’s normal practices. The Consultant shall be an independent contractor and will be responsible for all self-employment taxes. Executive shall be eligible to receive additional fees as determined by the Compensation Committee in light of the services provided by the Consultant hereunder.
     (b) Expenses. The Company shall reimburse Consultant for his reasonable out-of-pocket expenses incurred in connection with the furnishing of services hereunder and in accordance with the Company’s expense policies for independent contractors.
     (c) Restricted Stock/Options. If this Consulting Agreement is terminated by the Company without cause as defined below, then notwithstanding anything herein or in the governing plan, stock or option agreement to the contrary, all stock options then held by the Consultant shall continue to vest in accordance with the vesting schedule therein, without regard to any continued employment or other relationship with the Company, and remain exercisable, for the remaining option term.
     (d) Benefits. During the Term and to the extent permitted by the applicable plan, Consultant shall be eligible for participation in and shall receive all benefits available under the Brooks Automation, Inc. 401(k) Plan, and the Company’s welfare benefit plans, practices, policies and programs (including disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) normally available to other senior executives. These benefits shall be in addition to the benefits required to be provided to the Executive pursuant to Section 15 of the Employment Agreement which shall survive independently from this consulting agreement. In addition, at the request of the Consultant, the Company will use its commercially reasonable efforts to implement an arrangement whereby the Consultant may defer some or all of the remuneration he is due hereunder to the extent such an arrangement is available in compliance with applicable law, including Section 409A of the Internal Revenue Code.
4. Termination of Consulting. The Company or Consultant may terminate this Consulting Agreement by providing at least sixty (60) days written notice to the other in accordance with the notice requirements of Section 8(f) herein. If the Company (or any successor or assignee) terminates the Consulting Agreement without cause as defined below, then it shall continue to pay the fees and provide the benefits set forth in Sections 3(a), 3(b) and 3(c) above through the expiration of the Term but all other rights and obligations of the Company or Consultant shall cease and be completely void expect as specifically set forth in this Consulting Agreement. If this Consulting Agreement is terminated by the Company for cause or by the Consultant, then the Company shall have no further obligation hereunder. For purposes of this Section, “cause” shall mean the (i) Consultant’s conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony; (ii) fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information; (iii) conduct by the Consultant constituting an act of moral turpitude, or acts of physical violence while on duty; (iv) the Consultant’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Consultant’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company; (v) any act of gross negligence, gross corporate waste or disloyalty by the Consultant to the Company or the commission of any intentional tort by the Consultant against the Company; or (vi) material breach of this Agreement by the Consultant.
5. Public Statements. For so long as the Consultant is engaged by the Company under this Consulting Agreement, and at all times thereafter, the Consultant shall support the Company in public statements and in all dealings with third parties, and will refrain from making any derogatory or harmful statements with respect to the Company or taking any action that would reflect negatively on the Company or any of its officers, directors, employees, advisors, customers or other related or affiliated parties.
6. Release. Except for Consultant’s rights arising under any option agreements, restricted stock agreements, the Indemnification Agreement, the Noncompetition Agreement and this Consulting Agreement, Consultant specifically releases, remises and forever discharges the Company and its officers, directors, agents and employees, acting in their capacity as such officer, managing director and employee, from all claims of any nature which Consultant now has or ever had arising from his employment with the Company, whether common law claims or statutory claims, including but not limited to:
     (a) claims under any United States state or federal discrimination, fair employment practices or other employment related statute, or regulation (as they may have been amended through the date of this Consulting Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state or local statute or ordinance;
     (b) claims under any other United States state or federal employment related statute, or regulation (as they may have been amended through the date of this Consulting Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state or local statute or ordinance;
     (c) claims under any United States state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;
     (d) any other claim arising under United States state or federal law;

     (e) any benefits under the Employment Agreement including, without limitation, any termination benefits provided under Sections 7 and 8 thereunder; and
     (f) notwithstanding anything herein to the contrary, Consultant is not releasing, and shall not be deemed to have released, any and all common law, contractual, statutory or other rights of Consultant may under the Indemnification Agreement or contribution, if any, or any claims to the extent of available insurance coverage.
7. Older Workers Benefit Protection Act of 1990. This paragraph is intended to comply with the United States Older Workers Benefit Protection Act of 1990 (“OWBPA”) with regard to Consultant’s waiver of rights under the United States Age Discrimination in Employment Act of 1967 (“ADEA”):
     (a) Consultant is specifically waiving rights and claims under ADEA;
     (b) The waiver of rights under ADEA does not extend to any rights or claims arising after the date this Consulting Agreement is signed by Consultant;
     (c) Consultant acknowledges receiving consideration for this waiver;
     (d) Consultant acknowledges that he has been advised to consult with an attorney before signing this Consulting Agreement; and
     (e) Consultant acknowledges that after receiving a copy of this Consulting Agreement, Consultant had the right to take up to 21 days to consider his decision to sign the Consulting Agreement; the parties agree that changes, whether material or immaterial, do not restart the running of the 21 day period. Further, that Consulting Agreement does not become effective for a period of seven days after Consultant signs it. Consultant has the right to revoke this Consulting Agreement during the seven day period. Revocation must be made in writing, signed by Consultant and delivered to the Company during the seven day period. If Consultant revokes this Consulting Agreement, the entire Consulting Agreement shall be null and void.
8. Miscellaneous.
     (a) Incapacity. In the event of Consultant’s disability or incapacity, during the Term, he shall not be required to furnish services hereunder while such incapacity or disability continues, and during the period of such incapacity or disability, the salary and benefits payable to him as provided herein shall be paid in the same amounts and at the same times as it would have been payable if he had not been under such incapacity or disability.
     (b) Entire Agreement. Except as provided herein with respect to the Indemnification Agreement, Noncompetition Agreement, Employment Agreement, restricted stock agreements and option agreements, the Consulting Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral.
     (c) Severability. In the event that any court having jurisdiction shall determine that any covenant or other provision contained in this Consulting Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any covenant or provision wholly unenforceable, the remaining covenants and provisions of this Consulting Agreement shall nevertheless remain in full force and effect.
     (d) Assignment. The Consultant may not make any assignment of this Consulting Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The Company shall assign its rights and obligations under this Consulting Agreement, without the consent of Consultant, if the Company shall hereafter effect a reorganization, consolidate with, or merge into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Consulting Agreement shall be binding upon and inure to the benefit of the Company, Consultant and their respective successors, executors, administrators, heirs and permitted assigns.
     (e) Arbitration. In the event of a dispute between the parties as to the meaning or interpretation of this Agreement, or the performance of either party hereunder, either party may submit the matter for arbitration in Boston, Massachusetts, to the American Arbitration Association, which is expressly permitted and required hereby, to include the reasonable costs of arbitration, including attorney fees, of the prevailing party, in its decision. If the nonprevailing party should then fail to comply with such decision, the reasonable costs of enforcement, including attorney’s fees, shall be paid to the prevailing party. Such costs shall specifically include any judicial proceeding to confirm such decision.
     (f) Notices. All notices and other communications given or made pursuant hereto shall be in writing (including telecopier, facsimile or similar writing) and shall be deemed to have been duly given or made as of the date delivered, mailed or sent if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by telecopier to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice, except that notices of changes of address or telecopier numbers shall be effective only upon receipt);
If to Consultant, to him at the following address:
Edward C. Grady
124 2nd Street, Apt. #3
Los Altos, CA 94022
If to the Company, to it at the following address:
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel
     (g) Governing Law. This Consulting Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     (h) Amendment. This Consulting Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.
     (i) Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Consulting Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Consulting Agreement, and (iii) the terms and provisions of this Consulting Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Consulting Agreement.
     (j) Compliance. The failure of any party hereto to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such power or right at any other time or times.
     (k) Headings. The headings contained in this Consulting Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.
     (l) Counterparts. This Consulting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     (m) Survival. Notwithstanding any provision of this Consulting Agreement to the contrary, the obligations of the Consultant and the Company pursuant to Sections 4 through 8 hereof, shall each survive termination of this Consulting Agreement.
     (n) Absence of Duress. Consultant acknowledges that he has been afforded sufficient time to understand the terms and effects of this Consulting Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Consulting Agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, Consultant and the Company’s duly authorized representative have caused this Consulting Agreement to be executed under seal as of the day and year first above written, to become effective seven days after Consultant signs as provided in Paragraph 7(e).

BROOKS AUTOMATION, INC.
By:
Sr. Vice President, General Counsel and
Secretary

CONSULTANT:

Edward C. Grady

I, Edward C. Grady, represent and agree that I have carefully read this Consulting Agreement; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act. This Consulting Agreement constitutes a voluntary and knowing waiver of rights under the laws and statutes referenced above.

Dated: , 200_
Edward C. Grady